Exhibit 99.1

Monster Worldwide Reports First Quarter 2013 Results

•	First Quarter Results

•	Revenue from Continuing Operations of $212 million

•	Non-GAAP Operating Expenses declined by 8% year over year

•	GAAP EPS from Continuing Operations of $0.10

•	Non-GAAP EPS from Continuing Operations of $0.08

•	Deferred Revenue increased to $356 million from $352 million at year end

•	Corporate Restructuring Efforts to Improve Profitability Substantially Completed

•	Board Authorizes Share Repurchase Program of Up to $200 Million

New York, May 2, 2013 — Monster Worldwide, Inc. (NYSE:MWW) today reported financial results for the first quarter ended March 31, 2013. Concurrently, Monster announced that its Board of Directors has authorized the repurchase of up to $200 million of the Company’s outstanding shares over a period of 24 months.

Sal Iannuzzi, chairman, president and chief executive officer of Monster Worldwide, said, “The global economy has continued to put pressure on our business and we have taken the difficult, yet necessary steps to streamline our organization and protect future profitability and improve cash flow going forward. We recognize that in this tepid employment market, it is imperative to continuously strengthen our competitive advantages so that we are well positioned for growth when the job market rebounds. Going forward, we are going to build on our existing advanced product portfolio powered by semantic search and develop a number of key initiatives, capitalizing on our strengths and boosting our market share. With the majority of our restructuring efforts now behind us, we are confident in our ability to maintain a healthy balance sheet and a strong liquidity position to continue to support our growth initiatives.”

First Quarter 2013 Business Highlights

•	Monster continues to maintain its leadership traffic position in the U.S., and more importantly, the conversion of that traffic into quality job applies has increased significantly.

•	Monster renewed its focus on the global rollout of advanced and proprietary localized product offerings built on its 6Sense® semantic search technology, including the Netherlands and France.

•

On a global basis, business derived from the Company’s advanced and proprietary product offerings, including Career Ad Network®, Power Resume Search® and SeeMore®, continued to outperform traditional product offerings, contributing approximately 20% to Monster’s Global Careers business.

Strategic Review Process and Share Repurchase Program

Monster Worldwide announced the exploration of strategic alternatives in March 2012. This strategic review was designed to consider a number of internal options as well as the potential sale of the Company in order to enhance shareholder value. As part of that review, the Company has consummated the sale of ChinaHR and exited unprofitable businesses in Brazil, Mexico and Turkey. In addition, the Company has substantially completed a restructuring to reduce operating expenses by approximately $50 million in its core operations on an annualized basis.

The strategic alternatives review also included a comprehensive analysis of the Company’s competitive position and concluded that the product portfolio powered by semantic search offers a compelling value proposition. As a result, the Company is developing a number of key initiatives that are expected to be introduced over the next 6 months.

While discussions regarding potential strategic alternatives remain active, there can be no assurances that they will result in a transaction. As these discussions are expected to conclude in the near future, the Board continues to evaluate all opportunities to maximize value for shareholders, including the present focus on the execution of Monster’s strategy.

Additionally, the Board has authorized a $200 million buyback over a period of 24 months. The program announced today replaces the $250 million program that expired on April 25, 2013. While the Company did not fully execute upon the previous buyback due to the ongoing review of strategic alternatives, it repurchased 14.0 million shares for $107 million. Going forward, the Company intends to repurchase shares under the new authorization opportunistically and as appropriate.

First Quarter 2013 Results

Revenue from continuing operations was $212 million, compared to first quarter 2012 revenue of $234 million. Historical data on revenue from continuing operations for prior quarters is available in the Company’s supplemental financial information.

Consolidated GAAP operating expenses from continuing operations of $211 million compares to $233 million in the first quarter 2012. Net income from continuing operations for the first quarter was $11 million, or $0.10 per share, which included a $13 million or $0.11 per share non-cash tax benefit associated with the reversal of previously recorded ASC 740 (FIN 48) tax and interest liability. In the first quarter 2012, the Company reported net income from continuing operations of $13 million, or $0.11 per share.

Non-GAAP net income from continuing operations of $8.7 million or $0.08 per share, compared to $12 million, or $0.10 per share in the first quarter 2012. Non-GAAP operating expenses of $197 million decreased 8% year over year. Pro-forma items are described in the “Notes Regarding the Use of Non-GAAP Financial Measures” and are reconciled to the GAAP measure in the accompanying tables.

The consolidated net income for the first quarter 2013 was $5 million or $0.04 per share compared to consolidated net income of $3.7 million or earnings per share of $0.03 for the same period a year ago. The consolidated net income for the first quarter 2013 includes a loss from discontinued operations, net of tax, of $6.1 million, or a loss per share of $0.06.

Cash and cash equivalents were $131 million as of March 31, 2013 compared to $148 million as of December 31, 2012. Net cash used for operating activities in the quarter was $8.6 million and is net of approximately $35 million cash costs associated with the Company’s restructuring efforts and decision to exit markets in China, Brazil, Mexico and Turkey. The Company expects cash flow from operations to increase for the remainder of the year. Deferred revenue was $356 million compared to $352 million as of December 31, 2012.

Corporate Restructuring Update

The Company substantially completed its corporate restructuring and is on track to reduce operating expenses by approximately $130 million on an annualized basis, of which approximately $50 million is associated with continuing operations. In association with these actions, the Company recorded pre-tax restructuring charges in continuing operations of $13 million and $6 million net loss from discontinued operations in the first quarter 2013. The Company does not expect significant additional charges in future periods.

Company Provides Q2 EPS Guidance

Second quarter 2013 EPS from continuing operations is expected to be in the range of $0.06 to $0.10.

Conference Call and Webcast

First quarter 2013 results will be discussed on Monster Worldwide’s quarterly conference call on May 2, 2013 at 8:30 AM ET. A live webcast of the conference call can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. To join the conference call by telephone, please dial (888) 696-1396 or (706) 758-9636 and reference conference ID#32680474.

A presentation of financial slides will be referenced during the conference call and will be viewable through the live webcast. A PDF of the financial presentation can also be accessed directly through the Company’s Investor Relations website at http://ir.monster.com.

The Company has also made available certain supplemental financial information which can be accessed directly through the Company’s Investor Relations website at http://ir.monster.com.

For a replay of the conference call, please dial (855) 859-2056 or (404) 537-3406 and reference ID#32680474. This number is valid until midnight on May 16, 2013.

Contacts

Investors: Lori Chaitman, (212) 351-7090, Lori.Chaitman@monster.com

Media: Matt Anchin, (212) 895-7528, Matt.Anchin@Monster.com

About Monster Worldwide

Monster Worldwide, Inc. (NYSE:MWW), is the global leader in successfully connecting job opportunities and people. Monster uses the world’s most advanced technology to help people Find Better, matching job seekers to opportunities via digital, social and mobile solutions including monster.com®, our flagship website, and employers to the best talent using a vast array of products and services. As an Internet pioneer, more than 200 million people have registered on the Monster Worldwide network. Today, with operations in more than 40 countries, Monster provides the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities globally. For more information visit about.monster.com.

Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the Company’s strategic direction, prospects and future results, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein and no assurance can be given that the Company will achieve, among other things, its outlook with respect to earnings per share for the second fiscal quarter 2013. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition, and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations.

Non-GAAP revenue, operating expenses, operating income from continuing operations, operating margin, net income from continuing operations, net (loss) income from discontinued operations, and diluted earnings (loss) per share all exclude certain pro-forma adjustments including: costs incurred for the 2012 restructurings; recovery of restitution award from former executive; costs incurred related to the Company’s review of strategic alternatives; income tax benefits associated with the reversal of income tax reserves on uncertain tax positions and a tax benefit related to certain losses arising from the Company’s restructuring program; and the results of the businesses in Careers – China, Latin America and Turkey as they have been classified as discontinued operations. The Company uses these non-GAAP measures for reviewing the ongoing results of the Company’s core business operations and in certain instances, for measuring performance under certain of the Company’s incentive compensation plans. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is defined as net income or loss before interest income or expense, income tax expense or benefit, net gain or loss in equity interests, depreciation and amortization, non-cash compensation expense and non-cash restructuring costs. The Company considers EBITDA to be an important indicator of its operational strength which the Company believes is useful to management and investors in evaluating its operating performance. EBITDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Operating income before depreciation and amortization (“OIBDA”) is defined as net income or loss from operations before depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash costs incurred in connection with the Company’s restructuring program. The Company considers OIBDA to be an important indicator of its operational strength. This measure eliminates the effects of depreciation, amortization of intangible assets, amortization of stock-based compensation and non-cash restructuring costs from period to period, which the Company believes is useful to management and investors in evaluating its operating performance. OIBDA is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies.

Free cash flow is defined as cash flow from operating activities less capital expenditures. Free cash flow is considered a liquidity measure and provides useful information about the Company’s ability to generate cash after investments in property and equipment. Free cash flow reflected herein is a non-GAAP measure and may not be comparable to similarly titled measures reported by other companies. Free cash flow does not reflect the total change in the Company’s cash position for the period and should not be considered a substitute for such a measure.

Net cash and securities are defined as cash and cash equivalents plus short-term marketable securities, less total debt. Total available liquidity is defined as cash and cash equivalents, plus short-term marketable securities plus unused borrowings under our credit facilities. The Company considers net cash and securities and total available liquidity to be important measures of liquidity and indicators of its ability to meet its ongoing obligations. The Company also uses net cash and securities and total available liquidity, among other measures, in evaluating its choices for capital deployment. Net cash and securities and total available liquidity are presented herein as non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenue	$211,986	$233,750

Salaries and related	97,575	112,312
Office and general	51,132	52,508
Marketing and promotion	49,267	49,298
Restructuring and other special charges	13,167	24,268
Recovery of restitution award from former executive	—	(5,350)

Total operating expenses	211,141	233,036

Operating income	845	714
Interest and other, net	(1,268)	(1,463)

Loss before income taxes and loss in equity interests	(423)	(749)
Benefit from income taxes	(11,999)	(14,304)
Loss in equity interests, net	(458)	(200)

Income from continuing operations	11,118	13,355
Loss from discontinued operations, net of tax	(6,134)	(9,613)

Net income	$4,984	$3,742

* Basic earnings per share:

Income from continuing operations	$0.10	$0.11
Loss from discontinued operations, net of tax	(0.06)	(0.08)

Basic earnings per share	$0.04	$0.03

* Diluted earnings per share:

Income from continuing operations	$0.10	$0.11
Loss from discontinued operations, net of tax	(0.06)	(0.08)

Diluted earnings per share	$0.04	$0.03

Weighted average shares outstanding:
Basic	111,402	116,199

Diluted	112,637	117,611

Operating income before depreciation, amortization, and non-cash restructuring:
Operating income	$845	$714
Depreciation and amortization of fixed assets and intangibles	16,104	15,865
Amortization of stock-based compensation	6,794	8,252
Restructuring non-cash expenses	775	6,383

Operating income before depreciation, amortization, and non-cash restructuring	$24,518	$31,214

MONSTER WORLDWIDE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	2013	2012
Cash flows (used for) provided by operating activities:
Net income	$4,984	$3,742

Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	16,104	17,445
Recovery of restitution award from former executive	—	(5,350)
Provision for doubtful accounts	535	698
Non-cash compensation	6,794	8,324
Deferred income taxes	(2,172)	(8,499)
Non-cash restructuring write-offs and other	775	6,383
Loss in equity interests, net	458	200
Amount reclassified from accumulated other comprehensive income	(23,109)	—
Tax benefit from the change in uncertain tax positions	(12,869)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	5,907	(11,608)
Prepaid and other	14,690	(13,582)
Deferred revenue	(5,039)	23,752
Accounts payable, accrued liabilities and other	(15,695)	(258)

Total adjustments	(13,621)	17,505

Net cash (used for) provided by operating activities	(8,637)	21,247

Cash flows used for investing activities:
Capital expenditures	(9,149)	(12,700)
Cash funded to and dividends received from equity investee and other	623	(779)

Net cash used for investing activities	(8,526)	(13,479)

Cash flows provided by (used for) financing activities:
Proceeds from borrowings on credit facilities	17,500	189,700
Payments on borrowings on credit facilities	(11,399)	(225,022)
Proceeds from borrowings on term loan	—	100,000
Payments on borrowings on term loan	(1,250)	(40,000)
Repurchase of common stock	—	(33,335)
Tax withholdings related to net share settlements of restricted stock awards and units	(1,793)	(2,475)
Proceeds from the exercise of employee stock options	—	23

Net cash provided by (used for) financing activities	3,058	(11,109)

Effects of exchange rates on cash	(3,172)	5,625
Net (decrease) increase in cash and cash equivalents	(17,277)	2,284
Cash and cash equivalents, beginning of period	148,185	250,317

Cash and cash equivalents, end of period	$130,908	$252,601

Free cash flow:
Net cash (used for) provided by operating activities	$(8,637)	$21,247
Less: Capital expenditures	(9,149)	(12,700)

Free cash flow	$(17,786)	$8,547

MONSTER WORLDWIDE, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$130,908	$148,185
Accounts receivable, net	333,174	335,905
Property and equipment, net	137,998	147,613
Goodwill and intangibles, net	910,100	919,854
Other assets	114,043	111,606
Current assets of discontinued operations	—	21,702

Total Assets	$1,626,223	$1,684,865

Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$186,142	$181,914
Deferred revenue	356,468	351,546
Current portion of long-term debt and borrowings on credit facility	7,500	18,264
Long-term income taxes payable	51,255	63,465
Long-term debt, less current portion	161,600	145,975
Other long-term liabilities	8,352	10,406
Current liabilities of discontinued operations	3,771	33,256

Total Liabilities	$775,088	$804,826

Stockholders’ Equity	851,135	880,039

Total Liabilities and Stockholders’ Equity	$1,626,223	$1,684,865

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP STATEMENTS OF OPERATIONS AND RECONCILIATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	As Reported	Non GAAP Adjustments		Consolidated Non GAAP	As Reported	Non GAAP Adjustments		Consolidated Non GAAP
Revenue	$211,986	$—		$211,986	$233,750	$—		$233,750
Salaries and related	97,575	—		97,575	112,312	—		112,312
Office and general	51,132	(1,375)	a	49,757	52,508	—		52,508
Marketing and promotion	49,267	—		49,267	49,298	—		49,298
Restructuring and other special charges	13,167	(13,167)	b	—	24,268	(24,268)	b	—
Recovery of restitution award from former executive	—	—		—	(5,350)	5,350	c	—

Total operating expenses	211,141	(14,542)		196,599	233,036	(18,918)		214,118

Operating income	845	14,542		15,387	714	18,918		19,632
Operating margin	0.4%			7.3%	0.3%			8.4%
Interest and other, net	(1,268)	—		(1,268)	(1,463)	—		(1,463)

(Loss) income before income taxes and loss in equity interests	(423)	14,542		14,119	(749)	18,918		18,169
(Benefit from) provision for income taxes	(11,999)	16,941	d,e	4,942	(14,304)	20,745	e,f	6,441
Loss in equity interests, net	(458)	—		(458)	(200)	—		(200)

Income from continuing operations	11,118	(2,399)		8,719	13,355	(1,827)		11,528

Loss from discontinued operations	(6,134)	6,134	g	—	(9,613)	9,613	g	—

Net income	$4,984	$3,735		$8,719	$3,742	$7,786		$11,528

Diluted earnings per share:*
Income from continuing operations	$0.10	$(0.02)		$0.08	$0.11	$(0.02)		$0.10
Loss from discontinued operations, net of tax	(0.06)	0.06		—	(0.08)	0.08		—

Diluted earnings per share	$0.04	$0.04		$0.08	$0.03	$0.07		$0.10

Weighted average shares outstanding:
Basic	111,402	111,402		111,402	116,199	116,199		116,199
Diluted	112,637	112,637		112,637	117,611	117,611		117,611

Note Regarding ProForma Adjustments:

The financial information included herein contains certain non-GAAP financial measures. This information is not intended to be used in place of the financial information prepared and presented in accordance with GAAP, nor is it intended to be considered in isolation. We believe that the above presentation of non-GAAP measures provide useful information to management and investors regarding certain core operating and business trends relating to our results of operations, exclusive of certain restructuring related and other special charges.

ProForma adjustments consist of the following:

a	Costs directly associated with our previously announced review of strategic alternatives.
b	Restructuring related charges pertaining to the strategic actions that the Company announced in January and November 2012. These charges include costs related to the reduction in the Company’s workforce, fixed asset write-offs, costs relating to the consolidation of certain office facilities, and professional fees.
c	Restitution award paid by a former executive to the United States government in connection with the Company’s historical stock option practices.
d	Non-GAAP income tax adjustment includes the reversal of income tax reserves due to uncertain tax positions.
e	Income tax adjustment is calculated using the effective tax rate of the reported period multiplied by the ProForma adjustment to income (loss) before income taxes and loss in equity interests.
f	Non-GAAP Adjustment includes a tax benefit due to certain losses arising from the company’s restructuring.
g	Discontinued operations related to our sale of ChinaHR and the exit of our businesses in Latin America and Turkey.

*	Earnings per share may not add in certain periods due to rounding.

MONSTER WORLDWIDE, INC.

UNAUDITED NON-GAAP OPERATING SEGMENT INFORMATION

(in thousands)

Three Months Ended March 31, 2013	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue—GAAP	$115,935	$77,719	$18,332		$211,986

Operating income (loss)—GAAP	$12,423	$(8,991)	$6,262	$(8,849)	$845
Non GAAP Adjustments	7,991	5,091	85	1,375	14,542

Operating income (loss)—Non GAAP	$20,414	$(3,900)	$6,347	$(7,474)	$15,387

OIBDA—GAAP	$24,015	$(850)	$7,938	$(6,585)	$24,518
Non GAAP Adjustments	7,214	5,090	85	1,378	13,767

OIBDA—Non GAAP	$31,229	$4,240	$8,023	$(5,207)	$38,285

Operating margin—GAAP	10.7%	-11.6%	34.2%		0.4%
Operating margin—Non GAAP	17.6%	-5.0%	34.6%		7.3%
OIBDA margin—GAAP	20.7%	-1.1%	43.3%		11.6%
OIBDA margin—Non GAAP	26.9%	5.5%	43.8%		18.1%

Three Months Ended March 31, 2012	Careers - North America	Careers - International	Internet Advertising & Fees	Corporate Expenses	Total
Revenue—GAAP	$119,774	$94,595	$19,381		$233,750

Operating income (loss)—GAAP	$3,199	$2,881	$3,268	$(8,634)	$714
Non GAAP Adjustments	14,170	8,196	1,083	(4,531)	18,918

Operating income (loss)—Non GAAP	$17,369	$11,077	$4,351	$(13,165)	$19,632

OIBDA—GAAP	$19,343	$10,863	$6,141	$(5,133)	$31,214
Non GAAP Adjustments	8,927	7,685	467	(4,542)	12,537

OIBDA—Non GAAP	$28,270	$18,548	$6,608	$(9,675)	$43,751

Operating margin—GAAP	2.7%	3.0%	16.9%		0.3%
Operating margin—Non GAAP	14.5%	11.7%	22.4%		8.4%
OIBDA margin—GAAP	16.1%	11.5%	31.7%		13.4%
OIBDA margin—Non GAAP	23.6%	19.6%	34.1%		18.7%